                                                                    EXHIBIT 10.4

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of January 31, 2004 by and between TransCore Holdings, Inc., a Delaware corporation (the "Company"), and David G. Sparks, an individual resident of the State of Wyoming ("Employee").

                                    RECITALS

     A. The Company and Employee are parties to that certain Employment Agreement dated September 3, 1999 (the "1999 Agreement"), pursuant to which the Company has employed Employee as an Executive Vice President.

     B. Each of the Company and Employee desires to amend and restate the 1999 Agreement as set forth in this Agreement.

     C. The term "TransCore Entities" shall mean collectively the Company and its direct and indirect subsidiaries; and each of the TransCore Entities, a "TransCore Entity").

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

          1. Employment. The Company shall employ Employee, and Employee accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the "Employment Period").

          2.   Position and Duties.

               a. Service with Company. During the Employment Period, Employee shall serve as Executive Vice President of the Company (and any other TransCore Entity as the Board of Directors of the Company (the "Board") may request from time to time), and shall have the normal and reasonable duties, responsibilities and authorization commensurate with such position. Employee's services pursuant to this Agreement shall be performed at the Company's place of business in Jackson, Wyoming or at such other facilities of the Company as the Company and the Employee may agree from time to time; provided, however, that Employee may refuse in his sole and absolute discretion any change in location of such facilities by more than 20 miles from the current location of the Company's facilities in Jackson, Wyoming.

               b.   Performance of Duties.

                    i. Employee agrees to perform Employee's duties and responsibilities to the best of Employee's abilities in a reasonably diligent, trustworthy and

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businesslike manner. Employee further agrees to devote such business time, attention and effort to the business and affairs of the TransCore Entities as the Employee and the Board mutually agree is sufficient to perform Employee's duties. Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. Nothing herein shall prevent Employee from serving from time to time as a board member, officer or trustee of (x) any charitable organization or (y) any other entity that does not compete with the Company or its subsidiaries (within the meaning of Section 7 below); provided that Employee's time commitments to any such charitable organization or other entity do not materially impact on Employee's abilities to perform his duties hereunder.

                    ii. The Company shall use best efforts to cause its business to be operated in a professional and ethical manner and in accordance with all applicable laws. The Company shall treat Employee in a fair and nondiscriminatory manner, and shall provide Employee with such amenities (e.g., office, furnishings, and staff) as are commensurate with his position.

          3.   Compensation.

               a. Base Salary. Effective as of November 1, 2003, Employee's base salary shall be $200,000 per annum, increased by a factor which reflects the greater of (i) the rate of change in the Consumer Price Index for all Urban Consumers (CPI-U, U.S. City Average, All Items) issued by the United States Department of Labor, Bureau of Labor Statistics, for the preceding twelve months or (ii) the average annual percentage increase in salaries included in the preparation of the Company's annual budget (as adjusted, the "Base Salary") (it being the intent of the parties that the Company shall pay to Employee as soon as practicable after the date hereof an amount equal to the difference between
(i) Employee's base salary actually received for the period beginning November 1, 2003 and ending the date hereof and (ii) the amount that would have been paid to Employee over such period had his annualized base salary for such period (such annualized base salary for such prior period to be referred to herein as the "Former Base Salary") been $200,000 as of November 1, 2003); provided, however, that the maximum amount by which the Base Salary may be increased pursuant to this first sentence of Section 3(a) shall not exceed five percent (5%) per annum. The Base Salary shall be paid in regular installments in accordance with the Company's general payroll practices, including those related to withholding for taxes, insurance and similar items. The compensation payable to Employee during each subsequent year during the Employment Period shall be established by the Board following an annual performance review, but in no event shall the Base Salary for any subsequent year be less than the Base Salary in effect for the prior year.

               b. Bonus for fiscal year ended January 31, 2004. Subject to the criteria set forth in this Section 3(b) below, Employee shall be paid a bonus (the "Initial Performance Bonus") with respect to the fiscal year ended January 31, 2004 equal to an aggregate of up to 100% of Employee's Former Base Salary based on the extent to which the Company's EBITDA (as defined in Section 3(d) below) after giving effect to the payment of all Performance Bonuses to the Core Management Team (as hereinafter defined) meets or exceeds

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

95% of its Initial EBITDA Target. For purposes of this Agreement, the Initial EBITDA Target shall mean $61,453,176 as more fully described on Exhibit A attached hereto. The Initial Performance Bonus shall be determined as follows:

                    i. In the event the EBITDA for the fiscal year ended January 31, 2004 after giving effect to the payment of all Performance Bonuses to the Core Management Team (the "Initial Actual EBITDA") is less than or equal to 95% of the Initial EBITDA Target, no Initial Performance Bonus shall be payable.

                    ii. In the event the Initial Actual EBITDA is greater than 95% of the Initial EBITDA Target but less than or equal to 100% of the Initial EBITDA Target, the Initial Performance Bonus shall be payable in an amount to be calculated using the following formula:

Initial Performance Bonus = [Former Base Salary / 3] x {[(Initial Actual EBITDA / Initial Target EBITDA) - 0.95] / 0.05}.

                    iii. In the event the Initial Actual EBITDA is greater than 100% of the Initial EBITDA Target, the Initial Performance Bonus shall be payable in amount equal to the sum of (a) 33.33% of Former Base Salary plus (b) an amount to be determined by the following formula:

     .50 x (Initial Actual EBITDA - Initial Target EBITDA) x Employee's
Percentage

For purposes of this Agreement, Employee's Percentage shall mean the percentage computed by a fraction, the numerator of which shall be Employee's Base Salary for the given fiscal year (but for the fiscal year ended January 31, 2004, such Employee's Former Base Salary) and the denominator of which shall be Employee's Base Salary (but with respect to the fiscal year ended January 31, 2004, the Employee's Former Base Salary) for such fiscal year plus the Base Salaries in such fiscal year (but in the fiscal year ended January 31, 2004, the Former Base Salaries) of Messrs. Simler, Foote, Sparks and Gravelle (being together with Employee the "Core Management Team"), together with any other person that at least four members of the Core Management Team expressly consents (which consent may be granted or withheld in Employee's sole and absolute discretion) to participation in this bonus program and such other person's participation is approved by the Board. In no event shall the Initial Performance Bonus exceed, in the aggregate, 100% of Employee's Former Base Salary.

               c. Bonus for each fiscal year ended on and after January 31, 2005. Subject to the criteria set forth in this Section 3(c) below, Employee shall be paid a bonus (each, a "Subsequent Performance Bonus", and together with the Initial Performance Bonus, the "Performance Bonus") with respect to each fiscal year ending on and after January 31, 2005 (provided, however, that in the event the Company's fiscal year is changed, the Performance Bonus amount, targets and objectives shall (i) be pro-rated for the number of months in any partial year and (ii) proportionately increased to the extent such change in fiscal year results in the last day of a given fiscal year being greater than 12 months after the last day of the preceding fiscal year) equal to up to but not in excess of 80% of Employees' Base Salary for such fiscal

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year, 75% (the "Objectives Component") of which shall be based upon objectives jointly agreed to by the Compensation Committee of the Board and Employee (provided, however, that if Employee and the Compensation Committee of the Board are unable to agree on such objectives, the determination of the Compensation Committee of the Board shall be determinative with respect to the objectives), and 25% (the "EBITDA Component") of which (with the full 20% of Employee's Base Salary being referred to as the "Maximum EBITDA Component") shall be based on the extent to which the Company meets or exceeds a specified percentage of its EBITDA targets (after giving effect to the payment of all Performance Bonuses) for the applicable fiscal year, such targets to be determined annually in writing (and attached hereto as a substitute Exhibit A and made a part hereof and binding on the parties hereto) in advance of each such fiscal year based upon the EBITDA targets set forth in the Company's annual business plan for the applicable fiscal year (as presented by senior management of the Company and approved by the Board (the "EBITDA Target"). The EBITDA Component of each Subsequent Performance Bonus shall be determined as follows:

                    i. In the event the EBITDA for the applicable fiscal year after giving effect to the payment of all Performance Bonuses to the Core Management Team (the "Actual EBITDA") is less than 95% of the EBITDA Target, no EBITDA Component of the Subsequent Performance Bonus shall be payable.

                    ii. Subject to the chart immediately below in this Section 3(c)(ii), in the event the Actual EBITDA after giving effect to the payment of all Performance Bonuses to the Core Management Team is greater than or equal to 95% of the EBITDA Target, the EBITDA Component shall be equal to 50% of the Maximum EBITDA Component. The portion of the Maximum EBITDA Component for which Employee is entitled shall be increased to 60%, 70%, 80%, 90% or 100% to the extent the percentage by which the Actual EBITDA bares to the EBITDA Target (the "Actual EBITDA Percentage") is increased to 96%, 97%, 98%, 99% and 100%, respectively. To illustrate the two previous sentences, the EBITDA Component of the Subsequent Performance Bonus shall be payable in amount to be calculated using the following formulas:

ACTUAL EBITDA
 PERCENTAGE                                 FORMULA
 ----------                                 -------
95%                                (Base Salary x .20) x .50
96%                                (Base Salary x .20) x .60
97%                                (Base Salary x .20) x .70
98%                                (Base Salary x .20) x .80
99%                                (Base Salary x .20) x .90
100%                               Base Salary x .20

                    iii. In the event the Actual EBITDA is greater than 100% of the EBITDA Target, subject to the cap on any Subsequent Performance Bonus to 80% of Employee's Base Salary, the EBITDA Component of the Performance Bonus shall be payable in an amount greater than the Maximum EBITDA Component solely in the discretion of the

Compensation Committee; provided, however, that in the event the Actual EBITDA is greater than or equal to 102% of the EBITDA Target, subject to the cap on any Subsequent Performance Bonus of 80% of Employee's Base Salary, Employee shall be entitled, in addition to the Maximum EBITDA Component, to an amount equal to Employee's Base Salary multiplied by .10.

In no event shall (i) any Objectives Component exceed 60% of Employee's Base Salary and (ii) any Subsequent Performance Bonus exceed, in the aggregate, 80% of Employee's Base Salary.

               d. EBITDA Defined; Time of Bonus Payment; Other Discretionary Bonus. The Performance Bonus contemplated by Sections 3(b) and 3(c) shall be paid to Employee not later than 5 days following the issuance of audited financial statements of the Company for the end of the fiscal year for which the Performance Bonus relates. For purposes of this Agreement, EBITDA shall mean earnings before interest, taxes, depreciation and amortization, all as determined in accordance with GAAP consistently applied, but without including as expenses (a) any bank fees, expenses or charges related to any loan or credit facility (including, without limitation, any fees, expenses or charges attributable to bank monitoring or auditing), (b) any fees or charges paid or owed to KRG Capital Partners or its affiliates or any affiliates of the other "Investors" or any other intercompany charges, (c) expenses related to (i) extraordinary business acquisition transactions (by merger or otherwise) or sales of the business of any TransCore entity (by merger or otherwise) and (ii) discontinued operations or (d) expenses which are similar to those contemplated by (a) through (c) of this sentence as reasonably and mutually agreed upon by the parties (including, without limitation, for purposes of the fiscal year ended January 31, 2004, the "Additional Board Fees", "Viastar Subdebt Escrow" expenses and "Earnouts for commissions" reflected on Exhibit A attached hereto for such fiscal year ended January 31, 2004). In addition, the Employee shall be entitled to such additional bonus amounts as the Board of Directors of the Company from time to time in its sole discretion deems appropriate.

               e. Participation in Benefit Plans. During the Employment Period, Employee shall be entitled to participate in all of the Company's normal benefit plans ("Benefits") which have been established for the other employees of the Company, including, without limitation, health, dental, life, disability, vacation, sick leave and other benefits. For purposes of calculating participation and level of benefits for all Benefits which are based on years of service, Employee shall receive credit for all prior service with the Company and its subsidiaries as well as services prior to September 3, 1999 with TransCore, LP, a Delaware limited partnership f/k/a Syntonic Technology, Inc., a Delaware corporation (and its predecessors, including Syntonic Technology, Inc., a Pennsylvania corporation, and Toll Systems Technology International), and Science Applications International Corporation; provided, however, that such service prior to September 3, 1999 and any contracts or agreements relating thereto shall not be applicable for, and Employee shall have no right to receive any payments from any TransCore Entity with respect to, any severance arrangements other than pursuant to Section 4(f) hereof.

               f. Expenses and Allowances. During the Employment Period, the Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred in the

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course of performing his duties under this Agreement in accordance with the
Company's customary and normal practices, but subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification. In addition to the foregoing, Employee shall have an unaccountable expense allowance of $15,000 per annum. Employee shall be entitled to participate in the TransCore Holdings, Inc. 1999 Stock Option and Incentive Plan.

          4.   Term.

               a. Duration of Employment. The Employee shall be employed for an initial period commencing on the date hereof and ending January 31, 2006, and thereafter renewed for successive one year periods upon the mutual agreement of the Company and Employee (with the initial period and each successive period being referred to herein as an "Extended Term"). The Employment Period shall terminate prior to the expiration of the Extended Term in the event that at any time during such term:

                    i.   Employee dies;

                    ii. Employee becomes "disabled" (as defined in Section 4(d)) and the Board notifies Employee in writing of its election to terminate this Agreement;

                    iii. The Board elects to terminate this Agreement for "cause" and notifies Employee in writing of such election and any cure period, if applicable, shall have expired, without cure by Employee;

                    iv. The Board elects to terminate this Agreement without "cause" and notifies Employee in writing of such election, Employee has been "constructively terminated" or a Change of Control has occurred (as defined in Section 12(f) below);

                    v. Employee elects to terminate this Agreement as a result of (x) the Company's breach in any material respect of its duties hereunder or under any other material agreement between the Employee on the one hand and any TransCore Entity on the other, including, without limitation, Company's failure to pay to Employee any amounts due hereunder or any stock appreciation rights or amounts due to Employee pursuant to any "Fixed Benefit", "Phantom Stock Options" as such terms are defined in the TransCore 1999 Employee Retention Plan B or Company's change in the location where Employee is to perform services in violation of Section 2(a) above, and failure of the appropriate person to cure such default, if capable of cure, within 180 days if caused by default (or an effort to avoid default) under any bank facilities of the TransCore Entities or otherwise within 30 days of receipt of notice from Employee of such breach or
(y) Company's (or one or more of its significant subsidiaries) filing for bankruptcy protection, reorganization, insolvency, or similar laws or the Company's assignment for the benefit of its creditors; provided, however, that Employee may not terminate this agreement under this Section 4(a)(v)(y) if the Company files for Chapter 11 bankruptcy proceedings and within 90 days thereafter affirms its obligations under this Agreement; or

                    vi. Employee elects to terminate this Agreement for any other reason or for no reason, and notifies the Company in writing of such election.

     If this Agreement is terminated pursuant to subsections (i) or (ii) of this
Section 4(a) or pursuant to subsections (iii) or (v) where no rights or ability to cure exists, such termination shall be effective immediately, subject to the survival of certain provisions identified herein, including, without limitation, those provisions in Section 4(f) below. If this Agreement is terminated pursuant to subsection (iii) or (v) of this Section 4(a) where notice is required with an opportunity to cure, such termination shall be effective thirty (30) days after delivery of the notice of termination if such breach has not been cured. In all other cases, the agreement shall terminate on the date specified in the notice of termination, but not earlier than thirty (30) days following delivery of such notice.

               b. "Cause" Defined. As used in this Agreement, the term "cause" shall mean:

                    i. Employee has breached the provisions of Sections 5, 6, 7 or 8 of this Agreement in any material respect, which is likely to have a material adverse impact on the Company;

                    ii. Employee has engaged in willful and material misconduct, including willful and material failure to perform Employee's duties as an employee of the Company as required under this Agreement and has failed to "cure" such default within thirty (30) days after receipt by Employee of written notice from the Company specifying in reasonable detail Employee's failure or misconduct;

                    iii. Employee has committed fraud, willful and material misappropriation which would have a material adverse affect on any TransCore Entity, or embezzlement in connection with the business of the TransCore Entities; or

                    iv. Employee has been convicted of or has pleaded nolo contendere to a felony involving moral turpitude, which shall not include any traffic related felonies.

     In the event that the Company terminates Employee's employment for "cause" pursuant to subsection (iii) of Section 4(a) and Employee objects in writing to the Board's determination that there was proper "cause" for such termination within thirty (30) days after Employee is notified of such termination, the matter shall be resolved by arbitration in accordance with the provisions of
Section 9(a). If Employee fails to object to any such determination of "cause" by the Company in writing within such thirty (30) day period, he shall be deemed to have waived his right to object to that determination. If such arbitration determines that there was not proper "cause" for termination, such termination shall be deemed to be a termination pursuant to subsection (iv) of Section 4(a).

               c. Effect of Termination. Notwithstanding any termination of this Agreement, Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to

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periods, activities or obligations upon or subsequent to the termination of
Employee's employment.

                    i. If this Agreement terminates by reason of Section 4(a)(ii), Company shall pay to Employee all monies owing to Employee in accordance with Section 4(f)(i) below for the Non-Competition Period and Employee shall be bound by the provisions of Sections 7 and 8 of this Agreement during the Non-Competition Period.

                    ii. If this Agreement terminates by reason of Section 4(a)(iv) or (v), Company shall pay to Employee all monies owing to Employee in accordance with Section 4(f)(ii) or (iii) below, as applicable, and Employee shall be bound by the provisions of Sections 7 and 8 for the same period in which Employee is entitled to and paid severance hereunder in accordance with Sections 4(f)(ii) or (iii), as the case may be.

                    iii. If this Agreement shall expire in accordance with its terms without renewal and Employee elects to terminate his employment under
Section 4(f)(iv)(y) below, Company shall pay to Employee all monies owing to Employee in accordance with Section 4(f)(iv) below and Employee shall be bound by the provisions of Sections 7 and 8 for the same period in which Employee is entitled to and paid severance hereunder.

                    iv. If this Agreement terminates by reason of Section 4(a)(i), (iii) or (vi), Company shall pay to Employee all monies owing to Employee in accordance with Section 4(f)(v) below, and if such termination is by reason of Section 4(a)(iii) or (vi) Employee shall be bound by the provisions of Sections 7 and 8 during the Non-Competition Period.

If the Company or any of its subsidiaries or affiliates fails to make any payments owed to Employee under this Agreement or any other agreement subsequent to termination, within 10 business days of the due date of any such payment, or the Company fails to provide the Benefits to Employee required hereunder following termination and fails to reinstate such Benefits retroactively within 15 business days of receipt by Company of notice from Employee describing same, Employee may, in his sole and absolute discretion, pursue all legal and equitable rights and remedies against the Company or any of its subsidiaries or affiliates, as the case may be, to collect such payments which shall accelerate and be due immediately and enforce such Benefits; provided further, that in addition to and not in lieu of the other remedies set forth herein, Employee shall not be bound by the provisions of Sections 7 and 8 of this Agreement during any period where the Company is in default under one or more payment obligations hereunder equal to at least $5,000 in the aggregate.

               d. "Disabled" Defined. As used in this Agreement, the term "disabled" means any mental or physical condition which renders Employee unable to perform the essential functions of his position, with reasonable accommodation, for a period in excess of 180 consecutive days or more than 270 days during any period of 365 calendar days.

               e. Surrender of Records and Property. Upon termination of Employee's employment with the Company, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of any TransCore Entity or which relate in any way to the business, products, practices or techniques of any TransCore Entity, and all other property, trade secrets and confidential information of the TransCore Entities, including but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of any TransCore Entity, which in any of these cases are in Employee's possession or under Employee's control.

               f.   Wage Continuation.

                    i. If Employee's employment with the Company is terminated pursuant to subsection (ii) of Section 4(a), the Company shall (x) continue to pay to Employee his Base Salary (less any payments received by Employee or his beneficiaries from any disability income provided to him by the Company) and any Performance Bonus for all periods prior to termination (pro rated for such year) and continuing with respect to the Base Salary through the Non-Competition Period (as defined below), and (y) continue to provide health insurance (the extension of which shall limit or remove any COBRA obligations to the extent the traditional terms thereunder are reduced by such additional benefit), dental, disability and all other Benefits existing on the date of termination (on substantially the same terms as those in place at termination) for Employee through the Non-Competition Period.

                    ii. If Employee's employment with the Company is terminated pursuant to subsection (iv) or (v) of Section 4(a) (other than as the result of a Change of Control), the Company shall continue to pay to Employee his Base Salary and any Performance Bonus for all periods prior to termination (pro rated for such year) and continue to pay Employee at a rate of two times his Base Salary for a period of 24 months following Employee's termination, and the Company shall continue to provide health insurance (the extension of which shall limit or remove any COBRA obligations to the extent the traditional terms thereunder are reduced by such additional benefit), dental, disability and all other Benefits existing on the date of termination (on substantially the same terms as those in place at termination) for Employee for a period of 24 months following Employee's termination.

                    iii. If Employee's employment with the Company is terminated pursuant to Section 4(a)(iv) as the result of a Change of Control, the Company shall (i) continue to pay to Employee his Base Salary and any Performance Bonus for all periods prior to termination (pro rated for such year) and continue to pay Employee at a rate of one and one-half times his Base Salary until, and terminate upon, the 24 month anniversary of the date of such termination; provided, however, that if Employee rejects continued or new employment, as the case may be, with the Company or the acquirer thereof, where such continued or new employment is equivalent or superior to the employment contemplated hereunder (it being the intent of the parties that factors to be considered in evaluating the meaning of equivalent or superior employment shall include, in addition to compensation and job duties, the nature of the contractual protections of the employer and Employee, and whether such contractual protections are, on the whole (including a comparison of severance and restrictive covenants), equivalent or superior from the viewpoint of Employee to those contained in this Agreement), the Company shall continue to pay Employee at a rate of one and one-half times his Base Salary until, and terminate upon, the six month anniversary of the date of such termination and (ii) the Company

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

shall continue to provide health insurance (the extension of which shall limit or remove any COBRA obligations to the extent the traditional terms thereunder are reduced by such additional benefit), dental, disability and all other Benefits existing on the date of termination (on substantially the same terms as those in place at termination) for Employee for the appropriate period contemplated in clause (i) of this Section 4(f)(iii) above.

                    iv. If this Agreement shall expire in accordance with its terms without renewal, the Company shall continue to pay to Employee his Base Salary and any Performance Bonus for all periods prior to termination (pro rated for such year) and Employee may elect, within 30 days subsequent to the expiration of this Agreement, either to (x) continue with the Company as an "at will" employee upon terms mutually acceptable to Employee and the Company in which event Employee will have no obligations under Sections 7 or 8 of this Agreement or (y) terminate his employment with the Company, in which case the Company shall continue to pay Employee at a rate of one and one-half times his Base Salary for a period of 6 months following Employee's termination. In the event of termination under Section (4)(f)(iv)(y), Employee shall be bound by the provisions of Sections 7 and 8 for a period of 6 months following the date of such termination.

                    v.   If this Agreement is terminated pursuant to subsection
(i), (iii) or (vi) of Section 4(a), Employee's right to his Base Salary, Performance Bonuses for all periods after termination and benefits shall terminate on the effective date of termination, except as may otherwise be required by applicable law; provided that any amounts owed to Employee on that date for Base Salary and Performance Bonuses shall be paid to Employee within thirty (30) days of termination.

               g. Other Benefits. All of Employee's rights to any other employee benefit hereunder (except as described above or pursuant to law) accruing after the termination of the Employment Period shall cease upon such termination. Upon termination of this Agreement for any reason whatsoever, Employee shall have the right to receive any accrued but unused comprehensive leave or vacation time and any and all Benefits and expense reimbursements due employee pursuant to Sections 3(e) and 3(f) as of termination.

               h. Notice of Intent to Renew. Not later than two hundred seventy (270) days prior to the expiration of the applicable Extended Term (as defined in Section 4(a) hereof, the Company shall notify Employee in writing of its intent to negotiate an extension or new agreement with Employee.

               i. "Constructive Termination" Defined. For purposes of this Agreement, "constructive termination" shall mean the assignment to Employee of any duties inconsistent in any respect with Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee.

               j. Vesting. Any shares of Class B-1 Convertible Preferred Stock of the Company (the "Class B Shares") held by Employee shall vest (A) 100% at the time of termination of employment pursuant to Section 4(a)(iv) or (v), and
(B) partially on a pro rata basis in the event of termination of employment pursuant to Sections 4(a)(i), 4(a)(ii), 4(a)(iii) or 4(a)(vi) hereof, but in each case as follows: In the event of Employee's termination of service to Company and/or its subsidiaries contemplated hereunder prior to the Measurement Date (as defined below), on Employee's date of termination a portion of the Class B Shares held by Employee shall vest equal to the product (rounded to the nearest whole number) of (1) the number of Class B Shares held by Employee multiplied by (2) a fraction, the numerator of which shall be the number of weeks of service provided by Employee to the Company hereunder and under the 1999 Agreement between the date of grant of the Class B Shares to Employee and the date of termination of Employee and the denominator of which shall be the number of weeks between the date of grant of the Class B Shares to Employee and the Measurement Date. The "Measurement Date" shall mean the earlier of (x) the closing of a "Public Offering" as defined in the Certificate of Designation for the Class B Shares, (y) the closing of a "Fundamental Change," a "Change of Ownership" or a "Liquidation Event," each as defined in the Certificate of Designation for the Class B Shares or (z) five years from the date of grant of the Class B Shares to Employee. All stock options granted to Employee under the TransCore Holdings, Inc. 1999 Stock Option and Incentive Plan (the "SOP") shall vest (A) 100% at the time of termination of employment pursuant to Section 4(a)(iv) or (v), and (B) in all other situations shall remain vested in accordance with the terms of such SOP. All stock appreciation rights, fixed benefits or similar options, warrants or rights to be granted to Employee under the TransCore 1999 Employee Retention Plan B or the Transcore Holdings, Inc. 1999 Stock Appreciation Rights Plan (collectively, the "Other Plans") (other than the Class B Shares and stock options previously described above) will vest
(A) 100% at the time of termination of employment pursuant to Section 4(a)(i),
(ii), (iv) or (v), and (B) partially on a pro rata basis in the event of termination of employment pursuant to Section 4(a)(iii) or (vi). In addition, if Employee is entitled to terminate his employment pursuant to Section 4(a)(v) above, all stock options, stock appreciation rights, fixed benefits or similar options, warrants or rights granted to Employee under any of the Other Plans, the SOP or the Restricted Stock Agreement of even date herewith between the Company and the Employee (the "Restricted Stock Agreement"), including the Class B Shares, shall vest 100% upon occurrence of the event outlined in Section 4(a)(v). The vesting provisions in this Employment Agreement shall control to the extent that the provisions hereof are inconsistent with any other vesting provisions under the SOP, the Other Plans or the Restricted Stock Agreement. The provisions of this Section shall survive termination of this Agreement for any reason. Except as expressly set forth herein with respect to the Class B Shares, no vested options, stock appreciation rights, phantom stock options or similar rights or options granted under the Other Plans, the SOP or the Restricted Stock Agreement will be subject to forfeiture.

          5. Confidential Information. As used herein, the term "Confidential Information" shall mean all information disclosed to Employee or known by Employee as a consequence of or through Employee's employment by the Company hereunder (including, without limitation, information belonging to third parties or companies affiliated with or related to the TransCore Entities in any TransCore Entity's possession) not generally known in the trade or industry in which such information is used, about any TransCore Entity's products, processes, services, customers, marketing strategy and business plans. Employee agrees that it will not disclose any Confidential Information to any unauthorized person without the prior written consent of the Board except (i) as required by law, (ii) to professionals engaged by the TransCore Entities, such as attorneys, accountants or other advisors, (iii) as required by court order, (iv) in the ordinary course of the TransCore Entities' business to a third party, including, without limitation, to the TransCore Entities' customers under appropriate confidentiality provisions or (v) to a regulatory or governmental agency or authority in connection with the TransCore Entities' business. Confidential Information shall not include matters which become generally known in the trade or industry in which such information is used other than as a result of Employee's acts or omissions to act. Employee shall deliver to the Company at the termination of the Employment Period, or at any other time as the Company may request, all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the TransCore Entities which Employee may then possess or have under Employee's control.

          6. Ventures. If during the Employment Period Employee is engaged in or associated with the planning or implementing of any project, program or venture involving any TransCore Entity and a third party or parties, all rights in such project, program or venture shall belong to such TransCore Entity. Except as formally approved by the Board, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other remuneration in connection therewith other than the compensation to be paid to Employee as provided in this Agreement.

          7.   Covenant not to Compete.

               a. Agreement Not to Compete. During the period of time commencing on the date hereof and continuing until the earlier to occur of (a) the second annual anniversary of the end of the Employment Period or (b) any shorter period as prescribed by the subparagraphs of Section 4(c) or 4(f)(iv) hereof (the "Non-Competition Period"), Employee agrees not to, directly or indirectly, engage in competition with the Company or any of its subsidiaries in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, or otherwise) in the provisioning and support of services, software, systems and products for sale for (i) toll collection,
(ii) traffic management and violation enforcement, (iii) radio frequency identification (RFID) based rail, truck and intermodal container asset tracking,
(iv) parking, (v) access control, (vi) airport ground transportation, (vii) mCommerce utilizing vehicle based RFID devices, (viii) homeland security data capture applications and processing for borders, facilities and for tracking and sealing the transport of freight, (ix) electronic vehicle registration, (x) load matching truck freight, (xi) freight exchange for transportation by truck, (xii) transportation management for brokers, carriers and thirty party logistic providers, and (xiii) commercial carrier compliance with fuel tax, titling and driver log regulations (collectively, the "Business"); provided, however, that such definition of "Business" shall be reviewed by the parties on an annual basis and adjusted upon such review for new business areas of or acquisitions made by the Company. Notwithstanding the foregoing, Employee shall not be in violation of this Section 7(a) in the event Employee becomes an advisor, agent, officer, employee or otherwise assumes a role or position with a third party which engages in competition with the Company (a "Third Party Competitor") that would, if such competitive activity was undertaken directly by Employee, result in a violation of this

Section 7(a) if (x) the business or operations of such Third Party Competitor that would, if undertaken directly by Employee, be in violation of this Section 7(a) (the "Competitive Operations") is responsible for producing less than 10% of the total revenues or net income of such Third Party Competitor and (y) Employee is not employed by or engaged by and otherwise does not provide any work for or services to the Competitive Operations of such Third Party Competitor.

               b. Geographic Extent of Covenant. The obligations of Employee under Section 7(a) shall apply to any geographic area in which the Company or any subsidiary has engaged in business during the Employment Period through customer relations, production, promotional, sales or marketing activity, or otherwise.

               c. Limitation on Covenant. Ownership by Employee, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this
Section 7.

               d. Indirect Competition. During the Non-Competition Period, Employee agrees not to, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by Employee, either directly or indirectly; and in particular, Employee agrees not to, directly or indirectly, induce any employee of the Company or any subsidiary of the Company to carry out, directly or indirectly, any such activity.

          8. Non-Solicitation. During the Non-Competition Period Employee agrees not to, in any capacity (including as owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly, indirectly or through affiliates, for its or his own account or for the benefit of any person or entity:

               a. Solicit, contract, engage, retain, divert, induce (or attempt to induce) or accept business from or otherwise take away or interfere with any customer of any TransCore Entity or any prospective customer of any TransCore Entity with which any TransCore Entity has had a substantial business contact during the Non-Competition Period for the purpose of providing the same or similar services or goods as that of any TransCore Entity; and/or

               b. Solicit, divert or induce (or attempt to induce) any of the employees of any TransCore Entity to leave or to work for Employee or any person or entity with which Employee is connected or otherwise hire, engage, employ or retain any such employee(s).

               c. (i) Induce (or attempt to induce) any of the consultants of any TransCore Entity to terminate or modify adversely their respective relationships with such TransCore Entity or (ii) solicit, divert or induce (or attempt to induce) any of such consultants to work, consult and/or otherwise perform services for Employee (or any person or entity with which Employee is connected) for the purpose of supporting Employee (or such person or entity with which Employee is connected) in the provision of the same or similar services as provided by any TransCore Entity.

Notwithstanding the foregoing, nothing herein shall preclude Employee from pursuing opportunities with another senior officer of any TransCore Entity in the event (i) Employee is terminated pursuant to Section 4(a)(iv) or Employee terminates his or her employment pursuant to Sections 4(a)(iv) or 4(a)(v) and
(ii) such other senior officer is terminated without cause or terminates his employment as the result of a "change of control" (where equivalent or superior employment is not offered to such senior officer) or "constructive termination" pursuant to the terms of such senior officer's employment agreement with the Company (a "Terminated Officer Employment Agreement") or such senior officer terminates his or her employment following a breach by the applicable TransCore Entity, as the case may be, of the terms of such senior officer's Terminated Officer Employment Agreement for which any opportunity for cure has expired.

          9.   Settlement of Disputes.

               a. Arbitration. The parties shall use their best efforts to amicably resolve any disputes, controversies or misunderstandings concerning the terms and provisions of this Agreement prior to seeking arbitration pursuant to this Section. Should the parties be unable to amicably resolve such disputes, controversies or controversies concerning this Agreement, except as provided in
Section 9(c), any such claims or disputes of any nature between the Company and Employee arising from or related to the performance, breach, termination, expiration, application, or meaning of this Agreement or any matter relating to Employee's employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of JAMS/Endispute sitting in Philadelphia, Pennsylvania (the "JAMS"). The arbitration will be conducted by one arbitrator to be mutually agreed upon by Employee and the Company. If Employee and the Company are unable to agree upon such arbitrator within 30 days of the initiation of proceedings, the JAMS will select such arbitrator at random. The fees of the arbitrator and other costs incurred by Employee and the Company in connection with such arbitration shall be paid by the party who is unsuccessful in such arbitration. The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under Law. All discovery disputes shall be resolved by the arbitrator.

               b. Binding Effect. The decision of the arbitrator shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of a submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing.

               c. Resolution of Certain Claims - Injunctive Relief. Section 9(a) shall have no application to claims by the Company asserting a violation of Sections 5, 6, 7 or 8 or seeking to enforce, by injunction or otherwise, the terms of Sections 5, 6, 7 or 8. Such claims may be maintained by the Company in a lawsuit subject to the terms of this Section 9(c).

Employee agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 5, 6, 7 or 8 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and the prevailing party in any such litigation shall be entitled to recover its reasonable attorneys' fees and costs from the non-prevailing party.

               d. Venue. Any action at law, suit in equity, or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or any provision hereof, shall be litigated only in Philadelphia, Pennsylvania. Employee waives any right the Employee may have to transfer or change the venue of any litigation brought against Employee by the Company.

               e. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the restrictions stated herein, or the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which rendered its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

          10.  Parachute Limitations.

               a. Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, vesting or distribution by the Company to or for the benefit of the Employee (whether paid or payable, vesting or distributed or distributable pursuant to the terms of this Agreement, the SOP, any Other Plan, the Restricted Stock Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. This Agreement expressly modifies or excludes application of
Section 8 of the Stock Appreciation Rights Agreement of the Company and Section 8 of the Restricted Stock Agreement and any similar provision of the SOP, Other Plans, and any other agreement. The provisions of this Section shall survive termination of this Agreement for any reason.

               b.   Determination of Payments. Subject to the provisions of
Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by, such certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment plus interest, penalties and federal and state income taxes thereon shall be promptly paid by the Company to or for the benefit of the Employee.

               c. Procedures re the Internal Revenue Service. In the event the Internal Revenue Service ("IRS") subsequently challenges the Excise Tax computation herein described, then the Employee shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Employee of additional Excise Taxes. Such notification shall be given no later than ten days after the Employee receives written notice of such claim (provided, however, that failure to provide such notice to Company within such ten-day period will not relieve the Company of its obligations under this section 10 except to the extent such failure prejudices Company's rights hereunder). The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which the Employee gives notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this Section, the Employee shall cooperate with the Company in good faith in order effectively to contest such claim and permit the Company to participate in any proceedings relating to such claim. In the event a final determination is made with respect to the IRS claim, or in the event the Company chooses not to further challenge such claim, then the Company shall reimburse the Employee for the additional Excise Tax owed to the IRS in excess of the Excise Tax calculated by the Accounting Firm. The Company shall also reimburse the Employee for all interest and penalties related to the underpayment of such Excise Tax. The Company will also reimburse the Employee for all federal and state income tax and employment taxes thereon.

          11.  Representations.

               a. Employee's Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any employment agreement, covenant not to compete or confidentiality agreement other than those relating to the Company or its subsidiaries or affiliates with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

               b. Company's Representations. Company hereby represents and warrants to the Employee that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Company is a party or by which the Company is bound, and (ii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

          12.  Miscellaneous.

               a. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles.

               b. Prior Agreements. This Agreement contains the entire agreement of the parties relating to the employment of Employee by the Company and the ancillary matters discussed herein and supersedes all prior agreements and understandings with respect to such matters, and the parties hereto have made no agreements, representations or warranties relating to such employment or ancillary matters which are not set forth herein.

               c. Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

               d. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

               e. No Waiver. No term or conditions of this Agreement shall be deemed to have been waived, nor shall there by any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

               f. Assignment; "Change of Control" Defined This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. A "Change in Control" shall be deemed an assignment of this Agreement without the prior written consent of Employee specifically referencing this Section 12(f), which consent may be granted or withheld in Employee's sole and absolute discretion. For purposes of this Agreement, a "Change in Control" shall mean (i) except for the transaction contemplated by (iv)(z) below, the acquisition, directly or indirectly, of 50% or more of the common stock or preferred stock of the Company by a person or affiliated group other than a person controlled by KRG Capital Partners, L.L.C. (together with its affiliates, "KRG"), (ii) except for the transaction contemplated by (iv)(z) below, the sale, disposition or other transfer by KRG, directly or indirectly, of 33.33% or more of its equity ownership position in the Company as of the date of this Agreement (based upon actual shares of capital stock held and not relative ownership percentage),
(iii) the cessation of the ability of KRG to designate at least Four members of the Board (assuming the number of members of the Board of Directors remains at nine), or (iv) consummation by the Company or Transcore of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of any of the Company, TransCore, LP or TransCore Commercial Services, Inc. (a "Corporate Transaction"); excluding, however, a Corporate Transaction (x) pursuant to which all or substantially all of the original investors and/or their affiliates will beneficially own, directly or indirectly, more than 50% of the outstanding shares of common or preferred stock of any surviving entity resulting from the Corporate Transaction or (y) any Corporate Transaction approved by a majority of the Core Management Team; provided, however, that the approval of such Corporate Transaction by any member of the Core Management Team in such member's capacity as a director or shareholder of the Company shall not be considered for purposes of the approval contemplated by this subsection (y), or (z) any liquidation on a pro-rata basis (in one transaction or a series of related transactions) by KRG and the Founding Shareholders (as defined in the Company's Shareholder's Agreement) of less than or equal to 40% of their respective ownership positions in the Company as of the date of this Agreement (based upon actual shares of capital stock held and not relative ownership percentages, but adjusted for stock dividends, stock splits, any reclassification or other similar transaction affecting the number of outstanding shares of the Company's capital stock) so long as the Core Management Team is offered participation in such transaction or series of related transactions on a "pari passu" basis with KRG and such Founding Shareholders.

               g. Notices. Any notice provided for in this Agreement shall be in writing and shall be personally delivered by nationally recognized overnight courier service to the recipient at the address indicated below.

               Notices to Employee:

               David G. Sparks
               1515 Clyesdale
               Rafter J
               Jackson, Wyoming 82001

               Notices to the Company:

               TransCore Holdings, Inc.
               c/o KRG Capital Partners, LLC
               1515 Arapahoe Street
               Tower One, Suite 1500
               Denver, Colorado 80202
               Attention: Charles R. Gwirtsman, Managing Director

or such other address or to the attention of such person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given one (1) business day after the date such notice was properly deposited, prepaid, with such overnight courier service for delivery the following business day. Any notice of termination of Employee's employment by the Company shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

               h. Counterparts; Facsimile. This Agreement may be simultaneously executed in any number of counterparts, including by facsimile, and such counterparts executed and delivered, each as an original, shall constitute one and the same instrument.

               i. Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

               j. Expenses. The Company shall reimburse Employee for all reasonable legal fees and expenses of Employee associated with the negotiation, execution and delivery of this Agreement and any other documents between Employee on the one hand and any TransCore Entity on the other; provided, however, that "reasonable legal fees and expenses" of the Employee shall be based on the understanding that Employee (in conjunction with certain other key employees of the Company or its subsidiaries) have collectively engaged one law firm for its legal advice an the matters and documentation referred to above and any additional counsel shall be approved by the Company in advance.

         IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date set forth in the first paragraph above.

                                            THE COMPANY:

                                            TRANSCORE HOLDINGS, INC.

                                            By:    /s/ Charles R. Gwirtsman
                                                   -----------------------------

                                            Name:  Charles R. Gwirtsman
                                            Title: Executive V.P. and Director

                                            EMPLOYEE:

                                            /s/ David G. Sparks
                                            ------------------------------------
                                            David G. Sparks